ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

MARCH 31	DECEMBER 31
	2005 (As restated- Note 2)	2004 (As restated- Note 2)
ASSETS
Current
Cash and cash equivalents	$471,346	$182,305
Marketable securities	6,390,895	8,645,570
Accounts receivable – trade, net of allowance	934,980	861,439
Loans receivable	130,107	252,745
Inventory	930,714	961,345
Prepaid expenses	246,841	183,616
Current portion of notes receivable	47,601	71,544
	9,152,484	11,158,564
Notes Receivable	4,960	4,992
Intangible Assets	224,061	196,376
Property and Equipment (note 4)	2,708,293	506,260

	$12,089,798	$11,866,192
LIABILITIES
Current
Accounts payable and accrued liabilities	$258,731	$138,757
Deferred revenue	39,072	52,425
	297,803	191,182

Investor Deposit	-	100,254
	297,803	291,436

STOCKHOLDERS’ EQUITY (DEFICIENCY)

Capital Stock
Authorized:
100,000,000 common shares with a par value of $0.001
Issued and outstanding:
62,366,834 common shares at March 31, 2005
61,621,065 common shares at December 31, 2004	62,367	61,621
Additional paid-in capital	37,134,310	36,751,076

Deferred Compensation	(10,635)	(15,954)
Deficit	(25,461,575)	(25,292,012)
Accumulated Other Comprehensive Income (Loss)	67,528	70,025
	11,791,995	11,574,756
Contingent Liabilities (Note 5)
	$12,089,798	$11,866,192

 ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	THREE MONTHS ENDED
	MARCH 31
	2005	2004

Revenues
Sales	$1,149,744	$786,594
Commissions	-	4,930
	1,149,744	791,524
Cost Of Revenues	877,316	513,662
Gross Profit	272,428	277,862

Expenses
Operating expenses (Note 7)	293,110	268,573
Depreciation and amortization	32,154	18,034
	325,264	286,607
Loss Before Other Items	(52,836)	(8,745)

Other Items
Share of income of joint venture	-	5,670
Investment income	73,109	75,087
Foreign exchange gain	20,646	-
Legal claim costs (Note 6)	(210,482)	(25,000)
	(116,727)	55,757

Income (Loss) From Continuing Operations	(169,563)	47,012
Income From Discontinued Operations	-	4,911

Income (Loss) For The Period	$(169,563)	$51,923

Basic And Diluted Income (Loss) Per Share
Income (Loss) from continuing operations	$(0.003)	$0.001
Income (Loss) for the period	$(0.003)	$0.001

Weighted Average Number Of Shares Outstanding	61,909,937	54,477,347

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	THREE MONTHS ENDED
	MARCH 31
	2005 (As restated- Note 2)	2004

Cash Flows From Operating Activities
Income (loss) for the period from continuing operations	$(169,563)	$47,012
Non-cash items included in net income (loss):
Depreciation and amortization	32,154	18,034
Stock based compensation	5,319	9,035
Joint venture share of income	-	(5,670)
	(132,090)	68,411
Changes in operating working capital items:
(Increase) Decrease in accounts receivable	(73,541)	(510,724)
(Increase) Decrease in inventory	30,631	(310,088)
Increase in prepaid expenses	(63,225)	(18,099)
Increase in accounts payable and accrued liabilities	119,974	59,028
Decrease in deferred revenue	(13,353)	(14,241)
Net cash used in operating activities	(131,604)	(725,713)

Cash Flows From Investing Activities
Purchase of capital assets, net	(2,221,687)	(48,638)
Sale (Purchase) of short-term investments	2,254,675	(2,677,518)
Loan advances	122,638	(54,865)
Investment in intangible assets	(40,185)	(150,000)
Investment in joint venture	-	4,252
Note receivable	23,975	21,006
Net cash used in investing activities	139,416	(2,905,763)

Cash Flows From Financing Activities
Issuance of share capital	-	3,000,000
Exercise of warrants	-	425,546
Exercise of stock options	283,726	117,500
Share issuance costs	-	(186,530)
Net cash from financing activities	283,726	3,356,516

Change In Cash And Cash Equivalents For The Period	291,538	(274,960)
Net Cash Used In Discontinued Operation	-	8,249
Cash And Cash Equivalents, Beginning Of Period	182,305	738,226
Effect Of Exchange Rates On Cash	(2,497)	4,380

Cash And Cash Equivalents, End Of Period	$471,346	$475,895

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005

(Unaudited)

1.

BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company is high-tech auction technology company and a liquidator based in British Columbia, Canada with operations in the United States and Canada.  The Company earns revenues by broadcasting auctions live over the Internet, through the sale of merchandise from its liquidation operations, from the installation of Point-of-Sale software, and from its investment portfolio.

The Company's operating subsidiaries at March 31, 2005 were:

Able Auctions (1991) Ltd., a Canadian-based auction business.

Ableauctions.com (Washington) Inc., a U.S.-based auction business.

652297 B.C. Ltd. (“ANO”), a Canadian-based hardware and network services business.

            Rapidfusion Technologies Inc., a Canadian-based Internet auction business.

Icollector.Com Technologies Ltd., a Canadian-based Internet auction facility.

Jarvis Industries Ltd., a Canadian-based auction house.

ICollector International, Ltd., a US-based Internet auction business

Unlimited Closeouts Inc., a US-based liquidation business.

Itrustee.Com Technologies Ltd., a Canadian-based liquidation business

Itrustee.Com International, Ltd. a US-based liquidation business.

0716590 B.C.

Ltd., a Canadian-based real estate holding company.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005

(Unaudited)

The unaudited consolidated financial statements of the Company at March 31, 2005 include the accounts of the Company and its wholly-owned subsidiaries, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim statements under the rules and regulations of the Securities and Exchange Commission  (“SEC”).  Accounting policies used in fiscal 2005 are consistent with those used in fiscal 2004.  The results of operations for the three-month period ended March 31, 2005 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2005.  These interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2004 and the notes thereto included in the Company’s Form 10KSB filed with the SEC on March 30, 2005.  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

2.

RESTATEMENT

In March 2006, while preparing its financial statements for the year ended December 31, 2005, the Company determined that certain balances as at December 31, 2004 required adjustment.

During the year ended December 31, 2004, the company recorded marketable securities at cost.  While preparing its financial statements for the year ended December 31, 2005, it determined that the marketable securities should have been recorded at fair value.   The effect of the necessary restatement is an increase to the carrying amounts of marketable securities by $269,474 and to increase investment income by $269,474 for the fourth quarter of 2004.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005

(Unaudited)

2.     RESTATEMENT (Continued)

Additionally, while preparing its financial statements for the year ended December 31, 2005, the Company determined that certain accounts receivable at December 31, 2004, which had been outstanding for over one year, should have been offset by an allowance for doubtful accounts.   The company has restated its 2004 financial statements to reflect a provision for bad debt related to these accounts.  The effect of this restatement is to decrease the carrying value of accounts receivable by $200,524, increase bad debts expense by $192,531, and decrease accumulated other comprehensive income by $7,991 for the fourth quarter.

The following presents the effect on the Company’s previously issued financial statements for the year ended December 31, 2004.  There is no change on the consolidated statements of operations and cash flows for the period ended March 31, 2004.

Balance Sheet as at December 31, 2004:

	Previously	Increase
	Reported	(Decrease)	Restated
Marketable securities	$ 8,376,096	$ 269,474	$ 8,645,570
Accounts receivable – trade, net of allowance	1,061,963	(200,524)	861,439
Accumulated other comprehensive income (loss)	78,016	(7,991)	70,025
Deficit	(25,368,953)	76,941	(25,292,012)

The changes to the figures for the 2004 year also include certain reclassifications made to conform to the presentation adopted for the 2005 year.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005

(Unaudited)

2.     RESTATEMENT (Continued)

        As a result of the above adjustments on the 2004 financial statements, the Company has restated the affected balances for the period ended March 31, 2005.  The following presents the effect on the Company’s previously issued financial statements for the period ended March 31, 2005.  There is no change in the consolidated statement of operations.

Balance sheet as at March 31, 2005:

	Previously	Increase
	Reported	(Decrease)	Restated
Marketable securities	$ 6,121,421	$ 269,474	$ 6,390,895
Accounts receivable – trade, net of allowance	1,133,386	(198,406)	934,980
Accumulated other comprehensive income (loss)	73,401	(5,873)	67,528
Deficit	(25,538,516)	76,941	(25,461,575)

Statement of cash flows for the period ended March 31, 2005:

	Previously	Increase
	Reported	(Decrease)	Restated
(Increase) Decrease in accounts receivable	(71,423)	(2,118)	(73,541)
Change in cash and cash equivalents for the year	293,656	(2,118)	291,538
Effect of exchange rates on cash	(4,615)	2,118	(2,497)

The changes to the figures for the 2005 period also include certain reclassifications made to conform to the presentation adopted for the 2005 year.

3.   DISCONTINUED OPERATIONS

Effective September 1, 2004, the company abandoned the computer resale operations of 652297 B.C. Ltd., which operated as ANO Office Automation (ANO). The Company sold the exclusive right to the names of ANO and customer lists in consideration for payment of the greater of $750 per month or 3% of gross sales per month generated from clients in the ANO client database, to a maximum of $3,000 per month for a period of 2 years.  The minimum entitlement under the agreement of $13,553 ($18,000 CAN) has been recorded as Note Receivable.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005

(Unaudited)

4.   RELATED PARTY TRANSACTIONS

On February 24, 2005, the Company, through its wholly owned subsidiary, 0716590 B.C. Ltd., purchased the commercial building and property that the Company previously leased for use as its head office.  The property was purchased from a private company wholly owned by the spouse of the president and director of the Company.  The purchase price was $2,221,316 ($2,750,000 CAN), which was paid in cash.

5.

CONTINGENT LIABILITIES

The Company is a defendant in several legal actions commenced by certain trade creditors of one of its wholly-owned US subsidiaries.  The ultimate liability, if any, arising from this action is not expected to exceed $75,000 and will be recorded at the time of that determination, if necessary.

6.

LEGAL CLAIM

During the 2004 year, the Company and its subsidiary iCollector.com Technologies Ltd (‘iCollector’) commenced a lawsuit against a former officer of iCollector for alleged breach of fiduciary duty.  During the three month period ended March 31, 2005, a judgement awarding damages was issued in favor of the Company and iCollector, for a total of $417,300.  The former officer has appealed the judgement.  The ultimate recovery of or costs to the Company, if any, from this action is not presently determinable and will be recorded at the time of that determination.

During the period ended March 31, 2005, the Company incurred legal and related costs totalling $210,482 related to this matter.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005

(Unaudited)

7.

OPERATING EXPENSES

	THREE MONTHS ENDED MARCH 31
	2005	2004
Operating Expenses
Accounting and legal	$32,549	$32,973
Advertising and promotion	23,262	20,432
Automobile	1,159	1,241
Bad Debt	-	20,000
Commission	16,852	57,157
Consulting	-	1,500
Insurance	3,714	3,752
Investor relations and shareholder information	8,582	1,275
Management fees	18,310	17,556
Office and administration	22,282	23,396
Rent and utilities	6,638	23,111
Repairs and maintenance	4,116	2,564
Salaries and benefits	122,634	32,000
Telephone	13,133	13,635
Travel	15,554	7,001
Website maintenance	4,325	10,980

Total Operating Expenses	$293,110	$268,573